COMPANY PRESS RELEASE

Tuesday April 5, 2005 9:00 AM Eastern Time

International Fuel Technology Names New President and CFO

Shell Oil Veterans to Lead Global Expansion in Operations and Marketing Efforts

ST. LOUIS -- April 5, 2005 -- International Fuel Technology Inc. (OTC BB:IFUE), a fuel science and research company, announced today the appointment of Jayne A. Winfrey as President and Chief Operating Officer and Gary S. Hirstein as Executive Vice President and Chief Financial Officer. Both executives come to IFT from Shell Oil Company, where Ms. Winfrey last served as General Manager of Marketing, Fuels & Convenience Retailing and Mr. Hirstein held the position of Property and Planning Manager.

As President and COO of IFT, Ms. Winfrey will be responsible for expanding the company's management, operations and marketing efforts. As CFO, Mr. Hirstein will be responsible for financial management, accounting, compliance and reporting duties. Both will report to Jonathan Burst who will continue as IFT's Chairman and CEO.

"Ms. Winfrey and Mr. Hirstein have built their reputations in the oil industry based on their abilities to meet challenging business objectives and govern teams, budgets and clients on a global scale," said Jonathan Burst, IFT's CEO. "We are excited to bring their leadership and expertise to bear as we continue our transition from a research and development company to an operating company."

"Mr. Hirstein and I are excited to join the IFT team," said Ms. Winfrey. "We are convinced they have a truly unique and commercially valuable technology. The Company has made a lot of progress introducing their products into a number of markets. We are here to manage and extend those efforts as well as leverage our own industry experience to further the commercialization of IFT's products."

During her 25-year tenure at Shell Oil, Ms. Winfrey, 53, led the global design team and the U.S. marketing campaign for V-Power, the company's most highly formulated gasoline. As General Manager, she was responsible for fuels strategy and marketing covering the entirety of Shell's U.S. service station base of more than 22,000 locations. She also served as General Manager for company-operated retail service station facilities representing more than $1 billion revenue and 5,000 employees. Ms. Winfrey was previously appointed President, Shell Marketing Holdings, a joint venture holding company, where she served on numerous Boards of Directors representing Shell's joint venture interests. Ms. Winfrey holds a Bachelor of Science degree from Iowa State University.

During Mr. Hirstein's 27 years with Shell, he held various financial and operational positions. As Property and Planning Manager, Mr. Hirstein, age 51, was responsible for the implementation and management of capital expenditure budgets exceeding $100 million annually and managed an investment portfolio of more than $4 billion. He also oversaw an asset divestment program that produced net proceeds of $750 million. Mr. Hirstein's tenure at Shell included positions where he was responsible for economic and financial analysis and modeling, auditing, asset and real estate portfolio management, joint venture creation and management, and the design and implementation of value creation strategies. Mr. Hirstein holds a Bachelor of Science in Economics degree from MacMurray College and attended St. Louis University's graduate finance program.

Mr. Hirstein will take on the financial duties for the Company from Michael Obertop. Mr. Obertop will remain with IFT as General Counsel and Corporate Secretary.

_______________________

Some statements contained in this release may be forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements as to commercialization of the company's products and business development activities. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

Investor Contact:

Stuart Beath

Director of Corporate Development

International Fuel Technology, Inc.

214-727-3333 x417

sbeath@internationalfuel.com

www.internationalfuel.com

# # #